EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264610) and Form S-8 (No. 333-274294) of First Guaranty Bancshares, Inc. of our report dated March 17, 2025, with respect to the consolidated financial statements of First Guaranty Bancshares, Inc. and subsidiary, for the year end December 31, 2024, included in the Annual Report on Form 10-K of First Guaranty Bancshares, Inc. for the year ended December 31, 2025.

/s/ Griffith, DeLaney, Hillman & Lett CPA, PSC

Ashland, Kentucky
March 31, 2026